Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Announces
Retirement and Nomination of a Director

PORT ANGELES, WA (August 3, 2015) - First Northwest Bancorp (NASDAQ: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced that Richard “Dick” Kott will retire from the Company’s and the Bank’s Boards of Directors at the completion of his current term. Stephen Oliver, Chairman of the Company’s and the Bank’s Boards of Directors said, “Dick Kott has been a phenomenal director having served for 17 years with great skill, candor, personal honesty and integrity.”  Since joining the Bank’s Board in 1998, Mr. Kott has served on various committees and served as the Bank’s Chairman from 2010 to 2013.  Mr. Oliver observed that, “Dick will always be part of the First Federal Family.  We wish Dick and his wife Lynne the very best.”

 Larry Hueth, President and CEO, said, “Dick’s leadership and vision were instrumental in our successful conversion from mutual to stock ownership.  His leadership during periods of management transition was a stabilizing influence.  We wish Dick the very best in his retirement.”

The Board has nominated Dana Behar, President and Chief Executive Officer of HAL Real Estate Investments, Inc., to fill the vacancy on the Board of Directors in connection with Mr. Kott’s retirement.  Mr. Behar’s appointment to the Board is subject to election by shareholders at First Northwest Bancorp’s first Annual Meeting of Shareholders.

 Mr. Oliver stated that, “First Northwest Bancorp is pleased to attract an individual of Mr. Behar’s business background and expertise.   His education and experience will be invaluable in executing our business plan.”

 About the Company

On January 29, 2015, First Northwest Bancorp became the holding company for First Federal Savings and Loan Association of Port Angeles in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related stock offering. The Company’s stock is traded on the NASDAQ under the ticker symbol “FNWB.”

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal also has one loan production office located in Bellingham, Washington.